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                                        FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                  REGISTRATION NUMBER 333-108647

                              PROSPECTUS SUPPLEMENT

                   (to prospectus dated November 24, 2003 and
              to the prospectus supplement dated January 16, 2004)

                                  $297,000,000

                                   [RPM LOGO]

                        SENIOR CONVERTIBLE NOTES DUE 2033

                                 ---------------

         This prospectus supplement (this "Supplement") supplements our prospectus dated November 24, 2003 (the "Prospectus") and our prospectus supplement dated January 16, 2004, relating to the resale by certain holders of up to $297,000,000 aggregate principal amount of our senior convertible notes due 2033 and shares of our common stock into which the notes are convertible. You should read this Supplement in conjunction with the Prospectus and previous prospectus supplement. This Supplement is qualified by reference to the Prospectus and previous prospectus supplement, except to the extent the information in this Supplement supersedes the information contained in the Prospectus or in the previous prospectus supplement.

INVESTING IN THE NOTES INVOLVES RISKS, SOME OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE PROSPECTUS.

                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


                   The date of this Supplement is May 10, 2004



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                             SELLING SECURITYHOLDERS

         RPM International Inc. (the "Company") originally issued the notes, which were sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Securities, Inc., BNY Capital Markets, Inc., Bank One Capital Markets, Inc. and McDonald Investments Inc., a Keycorp Company, as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to the Prospectus. The selling securityholders may offer all, some or none of the notes and the underlying common stock.

         The table below supplements or amends the table of selling securityholders contained on pages 2 through 5 of the prospectus supplement, dated January 16, 2004, which superseded the table of selling securityholders contained on pages 47 through 50 of the Prospectus. The information below is based on information provided to us by or on behalf of the selling securityholders on or prior to May 6, 2004. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus or in the previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or in the previous prospectus supplement. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, post-effective amendments or in other documents that we may file from time to time with the SEC, as required.

         Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. Additionally, because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this Supplement. For information on the procedure for sales by selling securityholders, read the disclosure on page 52 of the Prospectus under the heading "Plan of Distribution":

                                         PRINCIPAL
                                         AMOUNT OF                          NUMBER OF            NUMBER OF
                                           NOTES                            SHARES OF            SHARES OF         PERCENTAGE
                                        BENEFICIALLY     PERCENTAGE OF     COMMON STOCK        COMMON STOCK         OF COMMON
             NAME OF                     OWNED THAT          NOTES         BENEFICIALLY         THAT MAY BE          STOCK
    SELLING SECURITYHOLDER (1)           MAY BE SOLD      OUTSTANDING        OWNED (2)          SOLD (3)(4)       OUTSTANDING (5)
    --------------------------          ------------     -------------     ------------        ------------       ---------------

CareFirst Blue Choice, Inc. (6)           $185,000             *                --                5,005                *
City of Stamford Police                    310,000             *                --                8,386                *
Pension Fund

   --------------------------------
   *Less than 1%

         (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements, post-effective amendments or in other documents that we may file from time to time with the SEC that are incorporated by reference in the Prospectus, if required. See "Where You Can Find More Information" on page ii of the Prospectus.

         (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

         (3) Assumes conversion of all of the selling securityholders' notes at a conversion rate of 27.0517 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes - Conversion Rights" on pages 20 through 23 of the Prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future.



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         (4)  Reflects rounding to the nearest share of common stock issuable to each selling securityholder upon conversion of the notes.

         (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended, using 115,980,870 shares of common stock outstanding as of April 2, 2004. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

         (6) The principal amount of notes beneficially owned by CareFirst Blue Choice, Inc ("CareFirst") has been increased from the amount described in the January 16, 2004 prospectus supplement as a result of the transfer to CareFirst of the notes attributed to FreeState Health Plan, Inc. As a result of such transfer, FreeState Health Plan, Inc. is no longer a Selling Securityholder.


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